EXHIBIT 99.1

Zomedica Announces Third Quarter 2019 Financial Results

ANN ARBOR, Mich., Nov. 12, 2019 (GLOBE NEWSWIRE) -- Zomedica Pharmaceuticals Corp. (NYSE American:ZOM) (TSX-V:ZOM) (“Zomedica” or “Company”), a veterinary diagnostic and pharmaceutical company, today reported consolidated financial results for the third quarter ended September 30, 2019. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

“We have made significant development progress in the first three quarters of 2019 with our point-of-care biosensor platform, TRUFORMA™, as well as with our digital data platform and other product lines,” said Gerald Solensky Jr., Chairman and CEO of Zomedica. “We continue to believe our research and development progress will enable us to deliver diagnostic platforms and therapeutic candidates that make a real difference for clinical veterinarians and their care teams.”

Corporate Highlights

  In July 2019, Zomedica announced the initiation of the development of a digital data platform along with its diagnostic platform, as part of its customer experience.  The platform will provide veterinarians access to diagnostic test results and insights into patters of disease. The digital platform is designed to integrate with all of the Company’s platforms beginning with TRUFORMA™, Zomedica’s first to market, point-of-care biosensor platform.

  In August 2019, Zomedica announced additional development progress on two assays for its TRUFORMA™ point-of-care biosensor platform.  Zomedica believes it is the first-ever point-of-care assay for canine endogenous adrenocorticotropic hormone (“eACTH”) and an assay for feline thyroid stimulating hormone (“feline TSH”) demonstrating the potential of TRUFORMA™.

  In August 2019, Johnny D. Powers was appointed to Zomedica’s board of directors as an independent director. Powers has more than 30 years of experience leading business strategy, operations, sales and marketing, and product development in the human and pet medical diagnostics markets. Notably, he held executive roles at animal health industry leader IDEXX Laboratories, Inc., where, prior to his retirement, he served as executive vice president responsible for business performance, product innovation and commercial effectiveness across multiple point-of-care and reference laboratory businesses.

  In September 2019, Zomedica announced that Dr. Stephanie Morley was promoted to President of Zomedica.  In her expanded role, Dr. Morley will be responsible for all operational functions of Zomedica. She will also retain the title of Chief Operations Officer along with continued oversight of product development.

Summary Third Quarter 2019 Results

Zomedica recorded net loss and comprehensive loss for the three and nine months ended September 30, 2019 of $2,845,679, or $0.03 per share, and $16,927,016, or $0.16 per share, compared to a loss of $1,910,278, or $0.02 per share, and $8,226,005, or $0.09 per share, for the three and nine months ended September 30, 2018.

Research and development expense for the three months ended September 30, 2019 was $962,463 compared to $630,371 for the three months ended September 30, 2018, an increase of $332,092 or 53%. The increase was primarily due to an increase in contracted expenditures of $401,970 related to the development of the five assays for TRUFORMATM.

Research and development expense for the nine months ended September 30, 2019 was $9,555,345 compared to $3,765,332 for the nine months ended September 30, 2018, an increase of $5,790,013 or 154%.  The increase was primarily due to increases in license fees of $4,198,328, and contracted expenditures of $1,506,324. The license fees increase related to $5,000,000 of expenses recognized upon the achievement of development milestones relating to TRUFORMA™ under our development and supply agreement with Qorvo Biotechnologies, LLC (“Qorvo”), and $736,841 of additional milestone expenses relating to our development of ZM-017 under our license and supply agreement with Celsee Diagnostics, Inc. The increase was partially offset by no recurrence from the 2018 period of an up-front licensing fee of $1,738,513 to Seraph Biosciences, Inc. (“Seraph”), upon the execution of our development, commercialization and exclusive distribution agreement, and $333,247 of additional development fees due to Seraph. The contract expenditures increase related to the development of the five assays for TRUFORMATM.

General and administrative expense for the three months ended September 30, 2019 was $1,404,952, compared to $834,570 for the three months ended September 30, 2018, an increase of $570,382 or 68%. The increase was due to an increase in salaries, bonus and benefits of $394,673, which included share-based compensation expense of $197,988 as a result of the granting of options to purchase an aggregate of 1,500,000 common shares, all of which vested upon the dates of grant. Other increases in salaries, bonus and benefits are due to increases in sales, marketing and other administrative salaries and benefits.  Travel and accommodation increased by $162,502 and marketing and investor relations increased by $111,841, which were partially offset by rent decrease of $82,860 which was reclassified to amortization of right-of-use asset.

General and administrative expense for the nine months ended September 30, 2019 was $5,557,661, compared to $3,243,232 for the nine months ended September 30, 2018, an increase of $2,314,429 or 71%. The increase was primarily due to a $2,465,139 increase in salaries, bonus and benefits, which included share–based compensation expense of $2,539,092. After adjusting for the share-based compensation expense, general and administrative expense decreased $224,663 or 7%, primarily as a result of the reclassification of rent to amortization of right-of-use asset of $254,690 and regulatory fees decrease of $150,271, partially offset by marketing and investor relations increase of $120,101 and travel and accommodation increase of $90,371.

Professional fees for the three months ended September 30, 2019 were $279,237, compared to $293,484 for the three months ended September 30, 2018, a decrease of $14,247 or 5%. The decrease was due to a reduction in legal and consulting fees associated with SEC and related filings.

Professional fees for the nine months ended September 30, 2019 were $1,230,151, compared to $1,001,886 for the nine months ended September 30, 2018, an increase of $228,265 or 23%. The increase was primarily due to increased expenses related to the filing of our S-3 resale registration statement and our S-8 registration statement.

Liquidity and Outstanding Share Capital

Zomedica had cash and cash equivalents of $2,487,651 as of September 30, 2019, compared to $1,940,265 as of December 31, 2018. The increase in cash during the nine months ended September 30, 2019 resulted primarily from the financing activities described below, partially offset by cashflows used in operating and investing activities as discussed below.

Net cash used in operating activities for the three months ended September 30, 2019 was $3,910,078, compared to $3,371,059 for the three months ended September 30, 2018, an increase of $539,019 or 16%. The increase in net cash used in operating activities resulted primarily from an increase in our net loss, cash used in decreasing accounts payable and accrued liabilities of $1,378,710 and cash used in increasing prepaid expenses of $122,315, partially offset by non-cash impacts of stock-based compensation of $197,988, amortization – right-of-use asset of $127,345 and depreciation of $70,096.

Net cash used in operating activities for the nine months ended September 30, 2019 was $13,767,933, compared to $7,819,347 for the nine months ended September 30, 2018, an increase of $5,948,586 or 76%. The largest use of cash in the current period was the payment of $5,000,000 upon the achievement of development milestones relating to TRUFORMA™ under our development and supply agreement with Qorvo. Other increases in cash used in operating activities resulted primarily from other increases in our net loss, cash used in decreasing accounts payable and accrued liabilities of $798,994, partially offset by non-cash impacts of stock-based compensation of $2,539,092, stock issued for services of $792,104, amortization – right-of-use asset of $382,035, depreciation of $201,075 and cash provided by decreasing prepaid expenses of $140,695.

Net cash used in financing activities for the three months ended September 30, 2019 was $1,414, compared to cash from financing activities of $86,388 for the three months ended September 30, 2018 a decrease of $87,802 or 102%.  The decrease in cash used from financing activities resulted primarily from a reduction in financing activities as compared to the prior period.

Net cash from financing activities for the nine months ended September 30, 2019 was $14,972,319, compared to $5,503,385 for the nine months ended September 30, 2018 an increase of $9,468,934 or 172%.  The increase in cash from financing activities resulted primarily from $12,000,000 in proceeds from the private sale of preferred shares, $3,000,000 in proceeds from the underwritten public offering of common stock, net of financing costs, and $600,000 in proceeds from the exercise of stock options.

Net cash used in investing activities for the three months ended September 30, 2019 was $582,437, compared to $467,675 for the three months ended September 30, 2018, an increase of $114,762 or 25%.  The increase in net cash used in investing activities resulted primarily from costs associated with the digital data platform, the construction of marketing assets, and the capitalization of integration costs associated with the implementation of an ERP system, compared to the prior period build-out of office space and purchases of lab and office equipment for our Ann Arbor facility completed in the three months ended September 30, 2018.

Net cash used in investing activities for the nine months ended September 30, 2019 was $657,000, compared to $605,368 for the nine months ended September 30, 2018, an increase of $51,632 or 9%.  The increase in net cash used in investing activities resulted primarily from  costs associated with the digital data platform, the construction of marketing assets, and the capitalization of integration costs associated with the implementation of an ERP system, compared to the prior period build-out of office space and purchases of lab and office equipment for our Ann Arbor facility completed in the nine months ended September 30, 2018.

As of September 30, 2019, Zomedica had 20 Series 1 preferred shares authorized with 12 Series 1 preferred shares issued and outstanding. As of November 12, 2019, Zomedica had 12 preferred shares issued and outstanding.

As of September 30, 2019, Zomedica had an unlimited number of authorized common shares with 108,038,398 common shares issued and outstanding.  As of November 12, 2019, Zomedica had 108,038,398 common shares issued and outstanding.

As of September 30, 2019, and December 31, 2018, Zomedica had shareholders’ equity of $5,033,499 and $3,657,000, respectively.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American:ZOM) (TSX-V:ZOM) is a veterinary diagnostic and pharmaceutical and company creating products for companion animals (canine, feline and equine) by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio includes novel diagnostics and innovative therapeutics that emphasize patient health and practice health. With a team that includes clinical veterinary professionals, it is Zomedica’s mission to give veterinarians the opportunity to lower costs, increase productivity, and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory
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Except for statements of historical fact, this news release contains certain "forward-looking information" within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

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Investor Relations Contacts
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www.pcgadvisory.com

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Meredith Newman
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